Exhibit 10.1

HOTEL MANAGEMENT AGREEMENT

[Name of Hotel]

By and Between

[                        ]

and

Rebel Hotel Company LLC.

______________________________, 2022

TABLE OF CONTENTS

Recitals
Article I	The Hotel
Article II	Operating Term
Article III	Appointment and Engagement of Operator
Article IV	Hotel Employees
Article V	Provision of Funds
Article VI	Centralized Services; Multi-Property Programs; Information Technology
Article VII	Working Capital and Bank Accounts
Article VIII	Books, Records and Statements; Budgets
Article IX	Management Fees and Payments to Operator and Owner
Article X	Intentionally reserved.
Article XI	FF&E Reserve
Article XII	Insurance
Article XIII	Property Taxes
Article XIV	Repairs and Maintenance
Article XV	Owner Covenants and Representations
Article XVI	Damage or Destruction; Condemnation
Article XVII	Events of Default
Article XVIII	Termination of Agreement
Article XIX	Assignment
Article XX	Notices
Article XXI	Subordination; Estoppels ; Recognition
Article XXII	Indemnification
Article XXIII	Miscellaneous

Definition Annex
Exhibit A	Centralized Services

HOTEL MANAGEMENT AGREEMENT

THIS HOTEL MANAGEMENT AGREEMENT (“Agreement”) is made as of the                                  day of                                  , 2022 (“Execution Date”), by and between                                          , a                                                               limited liability company (“Owner”), and Rebel Hotel Company LLC, a Delaware limited liability company (“Operator”).

RECITALS

A.            Owner is the lessee of that certain hotel known as “                                          ” located at                                                             (“Hotel”);

B.            Owner has entered into that certain lease, dated as of                              , 2022 (“Hotel Lease”) with                                                   (“Landlord”) pursuant to which Owner will have exclusive possessory rights over the Hotel during the duration of the Operating Term.

C.            The terms of the Hotel Lease permit the executing and delivery of this Agreement by Owner and for the Hotel to be operated by Operator as provided in this Agreement.

D.            Owner and Operator desire to evidence their agreement with respect to the operation, direction, management, and supervision of the Hotel as more particularly set forth below in this Agreement; and

D.            Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Definition Annex, attached hereto and incorporated into this Agreement by this reference.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, Owner and Operator agree as follows:

ARTICLE I

THE HOTEL

Owner and Operator acknowledge that the Hotel consists of and contains the Building, together with the parcel of land on which the Building is located and any outdoor parking areas or other facilities located on such land, the Installations, the FF&E, the Operating Equipment, and the Operating Supplies.

ARTICLE II

OPERATING TERM

This Agreement shall have an Operating Term commencing with the initial term which begins on the Commencement Date and expiring on the date which is six (6) months from the Commencement Date (“Initial Term”), unless sooner terminated in accordance with the provisions of this Agreement or unless extended as provided by the terms of this Agreement or as otherwise provided by the written agreement of Owner and Operator. The Initial Term shall be extended automatically (a) for an additional six (6) month period and (b) thereafter, for terms of one (1) year each (each such additional term, the “Extension Term” and together with the Initial Term, the “Operating Term”), unless no less than ninety (90) days prior to the expiration of the Initial Term or the then-current Extension Term, as applicable, either Owner or Operator notifies the other in writing that the Operating Term shall end at the end of the Initial Term or the then current Extension Term, as applicable. Owner and Operator acknowledge and agree that Operator may request that the financial terms of this Agreement be modified based on market condition for each Extension Term.

ARTICLE III

APPOINTMENT AND ENGAGEMENT OF OPERATOR

3.1.           Owner hereby engages Operator as the exclusive operator of the Hotel during the Operating Term and Operator hereby accepts such engagement.

3.2.           Operator shall operate the Hotel and all of its facilities and activities in the same manner as is customary and usual in the operation of similar hotels in the area of the Hotel to the extent consistent with the Budgets and the Hotel’s facilities.

3.3.           Operator will be available to consult with and advise Owner, at Owner’s reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotel. Operator shall in all events consult with Owner before implementing any material changes in policies and procedures relating to the Hotel. Owner shall consult directly with the Vice President of Operations or such other corporate employee of Operator as the parties may agree, and shall not contact any Hotel Employee, regarding the operations of the Hotel.

3.4.           Subject to the terms of this Agreement and the applicable Budgets, Operator shall have control and discretion in all aspects of the operation, direction, management and supervision of the Hotel. Specifically, during the Operating Term, Operator, as agent and for the account of Owner, shall in accordance with the Budgets and the other applicable provisions of this Agreement, and only to the extent Owner has provided sufficient funds therefor, either through Hotel operations or directly from Owner:

(a)	Determine Hotel policies including but not limited to (i) credit policies (including entering into agreements with credit card organizations), (ii) terms of admittance, (iii) charges for rooms, (iv) food and beverage policies, (v) Employment Policies, and (vi) entertainment and amusement policies;

(b)	Recruit, train, direct, supervise, employ and dismiss the Hotel Employees for the operation of the Hotel, and in connection therewith establish and maintain an equal opportunity action plan for the Hotel;

(c)	Develop and implement advertising, marketing, promotion, publicity and similar programs for the Hotel;

(d)	(i) Negotiate and enter into Leases, collect the rent under such Leases and otherwise administer the Leases; provided, however, Operator shall obtain Owner’s prior written approval before entering into any Lease and such approval shall not be unreasonably withheld, delayed or conditioned, (ii) negotiate and enter into contracts for the provision of services to the Hotel, and (iii) terminate any such contracts that Operator deems unfavorable to the operation of the Hotel (at the cost of Owner);

(e)	Upon receipt of all necessary information from Owner and to the extent legally permissible, apply for, process and take all necessary steps to procure and keep in effect in Owner’s name (or, if required by the licensing authority, in Operator’s name or both) all licenses and permits and the sales tax registration(s) required for the operation of the Hotel;

(f)	Provide purchasing services for routine replacements and renewals of FF&E, Operating Equipment and Operating Supplies necessary for the operation of the Hotel; non-routine purchases of such items may be provided pursuant to a separate written agreement on terms and conditions set forth therein (including a separate fee); provided, however, to the extent that Owner purchases any of the FF&E, Operating Equipment or Operating Supplies used in connection with the operation of the Hotel, Owner will provide to Operator sufficient information for Operator to maintain accurate books and records regarding sales and use tax accruals and pay such accruals out of Total Operating Revenues from the Hotel, and Owner agrees to fully cooperate with Operator in the event of any related tax audit;

(g)	Provide routine accounting services as required in the ordinary course of business;

(h)	Comply with all applicable laws, ordinances, regulations, rulings and orders of governmental authorities affecting or issued in connection with the Hotel, as well as with orders and requirements of any board of fire underwriters or any other body which may exercise similar functions, so long as Owner promptly delivers to Operator any notice of violation thereof received by Owner;

(i)	Cause all needed ordinary repairs and maintenance to the Hotel of which Operator is aware to be made, and supervise such repairs and maintenance;

(j)	Subject to Section 3.5 below, use commercially reasonable efforts to operate the Hotel in accordance with any and all Major Agreements; provided, however, Operator shall have no responsibility for causing the payment of any Non-Operating Income and Expenses or Owner Expenses, unless expressly set forth in this Agreement;

(k)	Use commercially reasonable efforts to cooperate with Owner, at Owner’s sole cost and expense, in securing and maintaining at all times during the Term all licenses, permits, approvals, certificates, registrations and other authorizations required, granted or issued by any government or other political subdivision, agency or instrumentality thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (“Required Approvals”); all Required Approvals shall be in the name of Owner unless legal requirements (e.g., relating to the sale of alcohol) require that Operator be the licensee or co-licensee, in which event Operator shall obtain and maintain any such Required Approvals provided that Owner (at its sole cost and expense) cooperates with Operator in connection with same and reimburses Operator for all Out-of-Pocket Expense incurred by Operator in obtaining such Required Approvals; and

(l)	Operator shall be responsible for the filing, prosecution and defense of all legal proceedings arising out of the operation of the Hotel and Operator may settle any insurance Claim; provided, however, that any such settlement which results in uninsured liability to Owner or the Hotel in excess of Five Thousand Dollars ($5,000) shall require the approval of Owner.

(m)	Provide such other services as are required under the terms of this Agreement or as are customarily performed without additional fee by management companies of similar properties in the area of the Hotel.

3.5.           Notwithstanding any other provision of this Agreement to the contrary, Operator’s obligations with respect to any Major Agreement shall be limited to the extent (i) complete and accurate copies thereof, or summaries of the relevant provisions thereof, have been delivered to Operator sufficiently in advance to allow Operator to perform such obligations and (ii) the provisions thereof and/or compliance with such provisions by Operator (1) are applicable to the day-to-day operation, maintenance and non-capital repair and replacement of the Hotel or any portion thereof, (2) do not require contribution of capital by Operator, (3) do not materially increase Operator’s obligations hereunder or materially decrease Operator’s other rights hereunder, (4) do not limit or purport to limit any corporate activity or transaction with respect to Operator or its affiliates or any other activity, transfer, transaction, property or other matter involving Operator or its affiliates other than at the site of the Hotel, and (5) are otherwise within the scope of Operator’s duties under this Agreement. Owner acknowledges and agrees, without limiting the foregoing, that any failure of Operator or the Hotel to comply with the provisions of any Major Agreement arising out of (A) the condition of the Hotel and/or the failure of the Hotel to comply with the provisions of such Major Agreement, prior to Operator’s assuming the day-to-day management thereof, (B) construction activities at the Hotel, (C) inherent limitations in the design and/or construction of, location of and/or parking at the Hotel, (D) instructions from Owner to operate the Hotel in a manner inconsistent with the Major Agreements, and/or (E) Owner’s failure to approve any matter requested by Operator in Operator’s reasonable good faith business judgment as necessary or appropriate to achieve compliance with any Major Agreement, shall not be deemed a breach by Operator of its obligations under this Agreement.

ARTICLE IV

HOTEL EMPLOYEES

4.1.           All Hotel Employees shall be employees of Operator. All compensation (including without limitation all wages, fringe benefits and severance payments) of the Hotel Employees shall be an Operating Expense and shall be borne by Owner and paid or reimbursed to Operator out of the Agency Account or if the amounts therein are insufficient by Owner upon demand therefor by Operator. Owner acknowledges and agrees that Operator shall have the right to institute severance payment policies and bonus programs for the Hotel Employees so long as such policies are reasonable and customary in the industry. All severance payments shall be in accordance with the severance policy guidelines approved by Owner in connection with the annual Budget approval process, or otherwise approved by Owner. Operator shall keep Owner apprised of any employment disputes and shall seek Owner approval for any settlement for any such dispute that would result in uninsured liability to Owner or the Hotel in excess of Five Thousand Dollars ($5,000) shall require the approval of Owner. If this Agreement is terminated in the middle of any Fiscal Year, Owner shall pay a pro-rata portion of any Hotel Employee’s bonus that accrued during the Operating Term. Notwithstanding the foregoing, the hiring of the general manager and the sales director shall be subject to the advance approval of Owner (such approval not to be unreasonably withheld, conditioned or delayed). Prior to appointing the general manager or sales director, as applicable, Operator shall inform Owner of its recommended candidate for such position and provide Owner with a written summary of such individual’s professional experience and qualifications and shall offer Owner the opportunity to interview such candidate by video-conference, at the Hotel or another mutually acceptable location (the “Interview Notice”). It is intended that Owner will be given ten (10) days to review the candidate’s resume, references, and any applicable background information. If Owner does not, before the expiration of this ten (10) day period, reject or request to interview such candidate by notice to Operator, then Owner foregoes is right to interview such candidate. If Owner requests to interview such candidate during such ten (10) day period, Owner shall deliver written notice to Operator of such request, and then Operator will make arrangements for the candidate to be interviewed by Owner. If Owner interviews any candidate for the position of general manager or sales director, the approval/disapproval period will extend to three (3) business days after such an interview (the “Approval Period”). If Owner does not reject such candidate within the Approval Period, Owner shall be deemed to have approved of such candidate, and Operator is authorized to hire such candidate. Owner acknowledges that it may not reject more than three (3) candidates proposed by Operator for the position of general manager and sales director, as applicable, for each instance that such position is vacant. If Owner rejects three (3) candidates proposed by Operator a position, Operator shall thereafter have the right to hire a candidate for the applicable position without the obligation to thereafter obtain Owner’s approval (so long as such candidate was not previously rejected by Owner).

4.2.           Operator may enroll the Hotel Employees in retirement, health and welfare employee benefit plans substantially similar to corresponding plans implemented in other hotels with similar service levels managed by Operator. Such plans may be, at Operator’s option, joint plans for the benefit of employees at more than one hospitality property owned, leased or managed by Operator or its affiliates. Employer contributions to such plans (including any withdrawal liability incurred upon termination of this Agreement) and reasonable administrative fees which Operator may expend in connection therewith shall be the responsibility of Owner and shall be an Operating Expense. The administrative expenses of any joint plans will be equitably apportioned by Operator among properties covered by such plan, based on the Hotel’s payroll expense as it relates to the total expense of such joint plan. Owner hereby agrees that Operator may negotiate, enter into or amend any collective bargaining agreement in place for the Hotel Employees, subject to Owner’s reasonable approval, not to be unreasonably withheld or delayed. Owner acknowledges that any collective bargaining agreement for Hotel Employees shall be entered into by Operator as agent for Owner. If a collective bargaining agreement is in place for the Hotel Employees immediately prior to the termination of this Agreement, Operator may request that Owner seek an assessment regarding the amount of withdrawal liability incurred under any related benefit plan, if any. Owner hereby acknowledges and agrees that (a) any employee benefit plan withdrawal liability and (b) compliance with the provisions of the WARN Act upon any disposition of the Hotel, upon any termination of this Agreement or upon the occurrence of any other event giving rise to the application of the WARN Act are the responsibility and obligation of Owner, and Owner shall (i) cause the succeeding employer to hire a sufficient number of employees at the Hotel to avoid the occurrence of a “closing” under the WARN Act or (ii) provide Operator with sufficient notice of termination to allow Operator to comply with the WARN Act and avoid any liability thereunder, and Owner hereby agrees to indemnify, defend and hold Operator harmless in connection with any employee benefit plan withdrawal liability or any breach or claimed breach of the WARN Act in connection with any such disposition, termination or other occurrence, to the extent set forth in Section 22.2.

4.3.           Operator, in its discretion, may, as an Operating Expense of the Hotel, (i) provide lodging for Operator’s executive employees visiting the Hotel in connection with the performance of Operator’s services and allow them the use of Hotel facilities; and (ii) provide the general manager of the Hotel and other Hotel Employees temporary living quarters within the Hotel and the use of all Hotel facilities for up to sixty (60) room nights per annum in aggregate, in either case without charge, as the case may be.

4.4.           Operator shall not be liable to Owner for any failure of the Hotel to comply prior to the Commencement Date with any Employment Laws.

4.5            Notwithstanding anything contained herein to the contrary, Owner expressly acknowledges and agrees (i) that the Hotel is subject to and Operator is bound by a certain Collective Bargaining Agreement between the Hotel Association of New York City, Inc. and the New York Hotel and Motel Trades Council, AFL-CIO (the “Union”), effective July 1, 2012 (as it may have been or may be amended from time to time, the “Union Agreement”), which provides, among other things, that any and all hotels managed, owned or operated by Operator within New York City, New York (and the other Boroughs of New York City) and the employees at such hotels shall be subject to the Union Agreement (such employees, the “Covered Employees”), and furthermore, (ii) that the Union Agreement contains accretion, neutrality and card check provisions which are applicable to the Owner in accordance with the terms of the Union Agreement. Owner hereby waives any and all claims it has or may have against Operator at any time on and after the Execution Date, and any right of Owner to terminate this Agreement, which results from, arises out of or relates to (a) the contractual obligations of Operator to the Union and the Covered Employees, as described in subparagraphs (i) and (ii) above, or to any other matter arising out of or relating to the Union Agreement or any labor unrest or organizational activities affecting the Hotel (collectively, the “Labor Matters”), or (b) any direct or indirect effect the Labor Matters may have on Owner, the Hotel, or the operations or financial results of the Hotel. Notwithstanding the foregoing, Operator shall keep Owner informed of any negotiations related to and consult with Owner on any material changes to the Union Agreement.

ARTICLE V

AGENCY; PROVISION OF FUNDS

5.1.           In the performance of its duties as Operator of the Hotel, Operator shall act solely as agent of, and for the account of, Owner. Nothing in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Owner and Operator. Except as otherwise provided in this Agreement, (a) all debts and liabilities to third persons incurred by Operator in the course of its operation and management of the Hotel in accordance with the provisions of this Agreement shall be the debts and liabilities of Owner only and (b) Operator shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotel as agent for Owner. Operator may so inform third parties with whom it deals on behalf of Owner and may take any other reasonable steps to carry out the intent of this paragraph.

5.2.           Operator shall in no event be required (i) to advance any of its funds (whether by waiver or deferral of its Management Fees or otherwise) for the operation of the Hotel or (ii) to incur any liability unless Owner shall have furnished Operator with funds necessary for the discharge thereof prior to incurring such liability. Operator shall not be deemed to be in default of its obligations under this Agreement to the extent it is unable to perform any obligation due to the lack of available funds from the operation of the Hotel or as otherwise provided by Owner so long as Operator timely notified Owner of the need for such funds pursuant to Section 7.1.

ARTICLE VI

CENTRALIZED SERVICES; MULTI-PROPERTY PROGRAMS;

INFORMATION TECHNOLOGY

6.1.           Operator may, subject to the Budgets, provide or cause its affiliated companies to provide for the Hotel and its guests the Centralized Services. The current list of Centralized Services offered by Operator is attached to this Agreement as Exhibit A, and will be modified on an annual basis in connection with the review and approval of the Budgets. Subject to the provisions of the applicable Budget, Operator or such of Operator’s affiliated companies as provide Centralized Services shall be entitled to be reimbursed for the Hotel’s share of the total costs that are reasonably incurred in providing such Centralized Services on a system-wide basis to hotels and motels managed by Operator or its affiliates which costs may include, without limitation, salaries (including payroll taxes and employee benefits) of employees of Operator and its affiliates, costs of all equipment employed in the provision of such services and a reasonable charge for overhead. Subject to the Budgets, the Hotel’s share of such costs shall be determined in an equitable manner by Operator (which shall be reasonably satisfactory to Owner) and substantiated to Owner after each Fiscal Year, shall be an Operating Expense of the Hotel and shall be borne by Owner and paid or reimbursed to Operator out of the Agency Account or if the amounts therein are insufficient by Owner in accordance with Section 7.1. Operator shall maintain and make available to Owner invoices or other evidence supporting all of the charges for Centralized Services. Notwithstanding the foregoing, Operator’s fee for providing accounting services shall be the Accounting Fee. Owner acknowledges and agrees that (i) Operator has disclosed to Owner the types of Centralized Services Operator currently makes available to properties which it operates (which disclosure was made by Operator by presenting Exhibit A to Owner), including those that require mandatory participation by the Hotel, (ii) the Hotel is likely to receive substantial benefit from its participation in such Centralized Services, (iii) Operator is not obligated to provide such Centralized Services under Article III of this Agreement, but will offer such Centralized Services to the Hotel so long as Operator continues to offer them to other similar hotels operated by Operator or its affiliates, (iv) Operator is entitled to payment for such Centralized Services in the manner set forth above in addition to its Basic Fee and Incentive Fee, and (v) the receipt by Operator of any such payment does not breach any fiduciary or other duty which Operator may have to Owner.

6.2.           Operator shall arrange for the procurement, as an Operating Expense, of all operating supplies, inventory, and/or services necessary for the normal and ordinary course of operation of the Hotel.  Owner acknowledges and agrees that Operator, subject to the Budgets, may enter into certain Multi-Property Programs pursuant to which Operator or affiliates of Operator may receive rebates or other volume- based incentive compensation from participating vendors or suppliers of goods or services under such Multi-Property Programs (“Operator Rebates”).  Owner acknowledges and agrees that (i) Operator has disclosed to Owner the types of Multi-Property Programs Operator currently makes available to properties which it operates and (ii) the Hotel will receive the benefit from its participation in such Multi-Property Programs, which the Hotel could not obtain on its own.  The receipt by Operator of any Operator Rebates does not breach any fiduciary or other duty which Operator may have to Owner.  Owner may opt-in or-out of the Multi-Property Programs during the budget process each year.

6.3.           As part of the Centralized Services, the Hotel may incur, as an Operating Expense, costs and fees for certain information technology services payable to the Operator and/or third party providers including, but not limited to: (i) third party pass through costs such as software license costs and service agreements in support of applications and services used by Owner) and/or (ii) Direct-bill or pass-through costs to third-party providers for costs including, but not limited to: data center and hosted applications, help desk managed services, network managed services and local IT support (collectively, “IT Services”), if needed. Operator may install hardware at the Hotel, which shall be Owner’s property, and the cost thereof shall be chargeable as an Operating Expense. In addition, Owner shall pay the costs of all information technology equipment, software and costs associated with business changes from time to time to (a) comply with the operating standards required by the Major Agreements, (b) make reasonable adaptations to changing technology, (c) be otherwise consistent with industry standards for similar hotel operations, and (d) achieve and sustain compliance on an on-going basis with the then current Payment Card Industry Data Security Standards and other applicable information security and operating rules and regulations of the credit card associations, and applicable data protection and privacy laws and regulations. A list of the IT Services and current estimated IT Fees is attached hereto as Exhibit A, subject to change as set forth in the Budgets for each Fiscal Year. Commencing with the month in which the Commencement Date occurs and continuing throughout the Operating Term, such fees shall be incurred by the Hotel and payable to Operator or third-party provider on a monthly basis. All IT Fees shall be an Operating Expense, shall be included in the Budgets and shall be paid or reimbursed to Operator or third-party provider out of the Agency Account or, if the funds therein are insufficient, by Owner.

6.4            To the extent requested by Owner, Operator may provide project management services in connection with the procurement and installation of information technology for the Hotel during the Operating Term on terms and conditions (including separate fees for such services) mutually agreed upon by Owner and Operator.

ARTICLE VII

WORKING CAPITAL AND BANK ACCOUNTS

7.1.           Prior to the Commencement Date, Owner will provide Operator with Minimum Working Capital for the Hotel. Owner shall at all times provide, either from Total Operating Revenues or from other funds of Owner, sufficient funds as determined in the good faith business judgment of Operator to constitute normal working capital for the uninterrupted and efficient operation of the Hotel (but which, in no event, shall be an amount less than the Minimum Working Capital), including without limitation funds sufficient to operate, maintain and equip the Hotel in accordance with all Major Agreements and to maintain the Hotel in a first-class physical condition, provided that Owner hereby acknowledges and agrees that any payment obligations under the Major Agreements is solely that of Owner, and neither Operator nor the Hotel shall be responsible therefor.

Upon Operator’s notice to Owner that additional funds are required to pay payroll expenses and other necessary Operating Expenses, Owner shall provide the funds necessary to pay such Operating Expenses no later than five (5) days from Operator’s request therefor. Any such failure to provide such funding timely shall constitute a breach under Section 17.1(a) of this Agreement. Operator may, but shall not be required to, fund such expenses, and in such event, Operator may, in addition to all other rights, repay itself as soon as any funds are available.

7.2.           All funds received by Operator in the operation of the Hotel, including working capital furnished by Owner, shall be deposited into an Agency Account in such federally insured financial institution as may be selected by Owner and reasonably approved by Operator. To the extent funds are currently available in the Agency Account, Operator shall pay all Operating Expenses and if so requested by Owner in writing, Non-Operating Income and Expenses on behalf of Owner from the Agency Account. Upon Owner’s written request and direction, Operator shall pay on behalf of Owner from the Agency Account (but only to the extent that such funds are available in the Agency Account following the payment of all Operating Expenses) such Non-Operating Income and Expenses and Owner Expenses as may be requested by Owner; provided, however, Operator will not be required to pay such Non-Operating Income and Expenses and Owner Expenses until Operator receives Owner’s Expense Notice. Owner agrees to provide Owner’s Expense Notice at least thirty (30) days prior to the date on which the first payment by Operator is due, and such Owner’s Expense Notice shall only be revocable upon thirty (30) days prior written notice from Owner. Operator’s payment of any Owner Expense shall be subject to a supplemental accounting fee as may be mutually agreed to by Owner and Operator.

7.3.           In addition to the Agency Account established pursuant to Section 7.2, the FF&E Reserve Account shall be established at (a) the same institution or (b) an institution designated by Owner’s lender pursuant to the terms of a Major Agreement, in each case for a reserve for replacements, substitutions and additions to the FF&E.

7.4.           The Agency Account and the FF&E Reserve Account shall be in the name of Operator as agent for Owner and shall be under the control of Operator, subject to the rights of Owner’s lender under applicable Major Agreements. Checks or other documents of withdrawal shall be signed only by representatives of Operator, provided that such representatives shall be bonded or otherwise insured in a manner reasonably satisfactory to Owner. The premiums for bonding or other insurance shall be an Operating Expense.

ARTICLE VIII

BOOKS, RECORDS AND STATEMENTS; BUDGETS

8.1.           Operator shall keep full and accurate books of account and other records reflecting the results of the operation of the Hotel in accordance with the Uniform System with such exceptions as may be required by the provisions of this Agreement; provided, however, that Operator may, with prior notice to Owner, make such modifications to the methodology in the Uniform System as are consistent with Operator’s standard practice in accounting for its operations under management contracts generally, so long as such modifications do not affect the determination of Total Operating Revenues, Operating Expenses or Non-Operating Income and Expenses. Except for the books and records which may be kept in Operator’s home office or other suitable location pursuant to the adoption of a central billing system or other centralized service, the books of account and all other records relating to or reflecting the operation of the Hotel shall be kept at the Hotel and, excluding employment records, shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription. All of such books and records including, without limitation, books of account, guest records and front office records (but excluding employment records), shall be the property of Owner. Upon any termination of this Agreement, all of such books and records shall be retained by Owner and shall remain available to Operator and its representatives at all reasonable times for examination, audit, inspection and transcription for no less than five (5) years. In addition to the Hotel’s books and records, Operator shall maintain guest profiles, contact information, histories, preferences, and other information obtained in the ordinary course of business from guests of the Hotel during such guests’ stay at the Hotel, or during such guests’ use of the facilities associated with the Hotel (the “Guest Data”). Owner and Operator shall jointly own all Guest Data, and each party may use such Guest Data in any commercially reasonable manner and in compliance with applicable laws. Notwithstanding the foregoing, Owner’s use of the Guest Data shall not (i) violate the terms of this Agreement, (ii) interfere with or be detrimental to the use and exclusive operation of the Hotel by Operator, (iii) interfere with or be detrimental to the financial performance of the Hotel, or (iv) otherwise violate any applicable law or any privacy and use policies implemented by Operator.

8.2.           Operator shall deliver to Owner in electronic format within twenty (20) days after the end of each month, the Monthly Reports. The Monthly Reports shall be prepared in accordance with the Uniform System and/or GAAP unless otherwise set forth in this Agreement.

8.3.           Within sixty (60) days after the end of each Fiscal Year, Operator shall deliver to Owner financial statements for the Hotel for the preceding Fiscal Year (consisting of a balance sheet and a profit and loss statement), prepared in accordance with GAAP and the Uniform System, as applicable. Operator shall provide reasonable assistance to an accounting firm selected by Owner in order to permit such accounting firm to deliver to Owner annual audited financial statements of Owner for the immediately preceding Fiscal Year.

8.4.           On or before each December 1 during the Operating Term, Operator shall submit the Budgets for the next Fiscal Year to Owner. The Budgets shall be prepared in accordance with the Uniform System to the extent applicable and shall otherwise be prepared in accordance with Operator’s standard financial reporting and budgeting practices. Owner shall notify Operator in writing of its approval or disapproval of the Budgets not later than thirty (30) days after the delivery of the Budgets to Owner and, if Owner disapproves any such Budget, Owner shall state in such notice the reasons therefor with reasonable particularity, and the parties shall in good faith endeavor to resolve any differences, subject to the terms of Section 8.6 hereof. In the event Owner fails to notify Operator in writing of its approval or disapproval of any Budget on or before the expiration of such thirty (30) day approval period, then such Budget shall be deemed approved by Owner. Notwithstanding anything to the contrary contained in this Agreement, Operator is not warranting or guaranteeing in any respect that the actual operating results of the Hotel during the period covered by the Budgets will not materially vary from the Budgets. The Budgets are an estimate only and unforeseen circumstances, including but not limited to, cost of labor, material, services and supplies, casualty, law, economic or market conditions may make adherence to the Budgets impracticable.

8.5.           Upon approval of the Budgets by Owner, Operator shall use diligent and commercially reasonable efforts to operate the Hotel substantially in accordance with the Budgets. Operator shall not, without Owner’s prior approval:

(a)	Incur any expense for any line-item in the Operating Budget which causes the aggregate expenditures for such line-item to exceed the budgeted amount by the lesser of (i) 5% or (ii) $10,000 for the applicable fiscal period set forth in the Operating Budget, provided that Operator may at Owner’s cost and expense, without Owner’s approval pay any, (x) Necessary Expenses, (y) Emergency Expenses and (z) Opportunity Expenses.

(b)	Incur any expense for any line-item in the Capital Budget which causes the aggregate expenditures for such line-item to exceed the budgeted amount by the lesser of (i) 5% or (ii) $10,000, provided that Operator may, without Owner’s approval, pay any Emergency Expenses which are capital in nature.

8.6.           If the Budgets (or any component of the Budgets) with respect to any Fiscal Year are disapproved by Owner as provided in Section 8.4 then, until the resolution of such dispute Operator shall cause the Hotel to be operated substantially in accordance with most recent approved Budgets, except for, or as modified by, (a) those components of such Budgets for the applicable Fiscal Year approved by Owner, (b) an adjustment to the disputed Budgets so as to increase (but not decrease) disputed expense items by the same percentage as any percentage increase in the CPI, from the CPI in effect on the first day of the first month of the Fiscal Year applicable to such last approved Budget to the CPI in effect on the first day of the first month of the Fiscal Year applicable to the disputed Budgets (c) Necessary Expenses which shall be paid as required, (d) Emergency Expenses which shall be paid as required and (e) Opportunity Expenses which shall be paid as required.

ARTICLE IX

MANAGEMENT FEES

AND PAYMENTS TO OPERATOR AND OWNER

9.1.           From and after the Commencement Date until the end of the Operating Term for services rendered under this Agreement:

(a)	The Basic Fee shall be (1%) of Total Operating Revenues, provided that it shall be no less than Nine Thousand Dollars ($9000) per month (prorated for any partial calendar month), to be paid on a monthly basis as provided in Section 9.4 hereof. Payment of the Basic Fee shall include any partial month at the beginning or at the end of the Operating Term.

(b)	In addition to the Basic Fee, Owner shall pay Operator an incentive fee (“Incentive Fee”) equal to ten percent (10%) of the amount by which the actual Adjusted Gross Operating Profit exceeds the budgeted Adjusted Gross Operating Profit, for the relevant month, as set forth in the Operating Budget then in effect for the applicable Fiscal Year. The Incentive Fee shall be accrued monthly and shall be paid as set forth in Section 9.4 hereof. Payment of the Incentive Fee shall include any partial month at the beginning or at the end of the Operating Term.

(c)	Collectively, the Basic Fee payable under Sections 9.1(a) and the Incentive Fee payable under Section 9.1(c) shall be collectively referred to as the “Management Fees”. Notwithstanding the terms of Sections 9.1(a) and (b), in any Fiscal Year, the entirety of the Management Fees shall not exceed three and one-half percent (3.5%) of the Total Operating Revenues.

9.2.           In addition to the Basic Fee and the Incentive Fee, Owner shall pay to Operator, on a monthly basis, an Accounting Fee of Two Thousand Dollars ($2,000) as of the Effective Date, or a pro-rata percentage of such amount for any partial month, during the Operating Term for its centralized accounting services, plus any additional fee associated with Operator’s payment of Owner Expenses, as set forth in Section 7.2 of this Agreement, if any. Notwithstanding the foregoing, upon termination of this Agreement, Operator and Owner shall mutually agree to the time period that the Operator will continue to provide accounting services for the Owner after the effective date of termination and Owner will pay the Accounting Fee per month, or a pro-rata percentage of such amount for any partial month, for the services provided by Operator during such period. If Operator is given less than three (3) months to provide such post-termination accounting services, Owner acknowledges and agrees that the accuracy and completeness of the final accounting records may be compromised and, in such event, releases Operator from liability only with respect to the accuracy and completeness of such final accounting records.

9.3.           Intentionally Omitted.

9.4.           During the Operating Term, Operator shall be paid out of the Agency Account the following payments for the preceding month: (a) the Basic Fee, (b) the Accounting Fee, and (c) subject to the approved Budgets, any expense reimbursements due to Operator, as determined from the monthly income and expense statement. Such payment shall be due and made upon delivery of the income and expense statement for such month and shall be deducted by Operator out of the Agency Account. At the end of the Fiscal Year all accrued Incentive Fee for such Fiscal Year shall be paid within thirty (30) days after the delivery of the annual audit (or if no annual audit is performed, thirty (30) days after the submission by Operator of the annual financial statements for such Fiscal Year as provided for in Section 8.3 hereof) and shall be deducted by Operator out of the Agency Account.

9.5.           On or before the fifteenth (15th) day following the last day of each calendar month during the Operating Term, after (a) payment of Operating Expenses, Non-Operating Income and Expenses (requested to be paid by Owner hereunder) and, Owner Expenses (requested to be paid by Owner hereunder), (b) payment of amounts to Operator as set forth in Section 9.4 hereof, (c) deposits to the FF&E Reserve Account in accordance with the Budget, (d) any required payment to Operator pursuant to Section 9.6 hereof, if any, and (e) retention of working capital sufficient in the reasonable opinion of Operator to assure the uninterrupted and efficient operation of the Hotel as required under Section 7.1 hereof, all remaining funds in the Agency Account shall be paid to Owner (provided that any Incentive Fee payable for the calendar month just ended shall be accrued and retained in the Agency Account).

9.6.           At the end of each Fiscal Year and following receipt by Owner of the annual audit set forth in Section 8.3 hereof, an adjustment will be made, if necessary, based on the audit so that Operator shall have received the accurate Basic Fee and Incentive Fee for such Fiscal Year. Within thirty (30) days of receipt by Owner and Operator of such audit, Operator shall either (a) place in the Agency Account or remit to Owner, as appropriate, any excess amounts Operator may have received for such fees during such calendar year or (b) be paid out of the Agency Account or by Owner, as appropriate, any deficiency in the amounts due Operator. If such annual audit does not reveal that adjustment should be made to the calculation of the fees payable to Operator, the calculation of the fees shall be deemed final unless Owner objects to such calculation within ninety (90) days after the end of the applicable Fiscal Year. If Owner does not obtain an audit of year-end financial statements, the unaudited year-end financial statements delivered by Operator pursuant to Section 8.3 shall be utilized for the purposes of this Section 9.6.

9.7.           Owner shall be liable for and shall pay Operator for any applicable sales, use, excise consumption or similar taxes that are payable to any taxing jurisdiction with respect to any fees, reimbursements or other amounts due to Operator under this Agreement to ensure that the net amount of such fees, reimbursements or other amounts received by Operator shall be equal to the full amount that Operator would have otherwise received if no such taxes applied to such amounts. This Section 9.7 does not apply to federal or state income taxes payable by Operator as a result of its gross or net income relating to any fees collected under this Agreement.

ARTICLE X

Intentionally Reserved.

ARTICLE XI

FF&E RESERVE

11.1.         During each Fiscal Year there shall be allocated and paid on a monthly basis to the FF&E Reserve Account from Total Operating Revenues or other funds provided by Owner an amount equal to four percent (4%) of Total Operating Revenues for such Fiscal Year or such amount as may be required under the Major Agreements, whichever is greater.

11.2.         All funds in the FF&E Reserve Account, together with any interest earned thereon shall be used solely for purposes of replacing or refurbishing the FF&E in accordance with the applicable Capital Budget. Any funds remaining in the FF&E Reserve Account at the end of a Fiscal Year shall be carried forward to the next Fiscal Year.

ARTICLE XII

INSURANCE

12.1.         The following insurance with respect to the Hotel, to the extent such insurance is commercially available, reasonable and feasible, shall be obtained by Operator and maintained throughout the Operating Term at Owner’s sole cost and expense provided, however, Owner may elect, at the beginning of the Operating Term or no more than once per year during the Operating Term, so long as such election is at least sixty (60) days prior to any then-current policy renewal, to provide such insurance upon written notice to Operator and delivery of certificates of insurance acceptable to Operator:

(a)	insurance covering the Building, the Installations and the FF&E on a special peril broad form basis, against such risks as are customarily covered by such insurance (including, without limitation, boiler and machinery insurance, but excluding damage resulting from earthquake, war, and nuclear energy), in aggregate amounts which shall be not less than the full replacement cost of the Building, the Installations and the FF&E (exclusive of foundations, footings and land);

(b)	commercial general liability insurance with a combined single limit of not less than $1,000,000 for each occurrence and $2,000,000 per location aggregate including the following coverages: (i) bodily injury including sickness and disease, (ii) death, (iii) property damage, (iv) assault and battery, (v) mental anguish as a result of bodily injury, (vi) sexual assault, (vii) personal and advertising injury including false arrest, false imprisonment, unlawful detention, malicious prosecution, libel, slander or violation of the right of privacy, (viii) wrongful entry or eviction, (ix) liquor liability (if the Hotel sells, serves or furnishes alcoholic beverages) and host liquor liability if the sale or service of alcohol is provided by a third-party, (x) innkeeper’s liability, (xi) contractual liability, (xii) independent contractors, (xiii) premises and operation, (xiv) products and completed operations, and (xv) pollution coverage for liability arising out of heat, smoke or fumes from a hostile fire vapor or soot produced by or originating from equipment that it utilized by HVAC equipment and bacteria, fungi, carbon monoxide or pool chemicals.;

(c)	umbrella excess liability insurance with a $25,000,000 per occurrence and per location limit applying on an excess and follow form basis over the commercial general liability and auto liability insurance coverages;

(d)	business interruption insurance covering loss of income for a minimum period of eighteen (18) months resulting from interruption of business resulting from physical damage caused by the occurrence of any of the risks affecting the Hotel insured against under “special perils” policy referred to in Sections 12.1(a), (e) and (g);

(e)	if the Hotel is located within an area designated “high hazard flood zone” pursuant to the Federal Emergency Management Agency, as the same may be amended from time to time, flood insurance in such amount as Owner may reasonably require;

(f)	business automobile liability insurance with limits of $1,000,000 insuring against damage due to bodily injury, death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicles, whether owned, non-owned, hired or leased, in connection with Hotel operations and garage-keeper’s liability if the Operator provides parking services for guest vehicles;

(g)	earthquake insurance if the Hotel is located in an “earthquake zone” as determined by the U.S. Geological Survey in reasonable amount for a hotel of this type in the geographic area; and

(h)	Such other or additional insurance as may be (i) required under the provisions of any applicable Major Agreement (provided Operator has been given detailed written notice of such requirements) or (ii) requested by Owner in writing and customarily carried by prudent operators of similar service level hotels in the geographic area of the Hotel.

12.2.         Operator shall obtain the following insurance with respect to the Hotel Employees and shall maintain such insurance during the Operating Term at Owner’s sole cost and expense:

(a)	worker’s compensation insurance not less than amounts prescribed by applicable state law and employers liability coverage having a minimum per occurrence limit of $1,000,000 per accident/disease;

(b)	crime insurance, in such amounts and with such deductibles that are commercially available and economically feasible, covering Operator’s employees at the Hotel (other than executive employees of Operator) or in job classifications normally insured in other hotels it manages in the United States or otherwise required by law;

(c)	Employment Insurance with reasonable limits and commercially available and economically feasible deductibles;

(d)	Cyber Liability Insurance/Technology Errors and Omissions Insurance covering the Hotel’s technology system and the data and other information generated by or stored in that system; and

(e)	Such other insurance in amounts as Operator considers advisable for protection against claims, liabilities and losses arising out of or in connection with the operation of the Hotel.

12.3.         For all insurance policies maintained through Operator’s insurance program, such insurance policies shall name Operator as the insured party and shall name as additional insureds Owner and such other parties as may be required by the terms of the Major Agreements as appropriate. Owner understands that coverage afforded the Owner as an additional insured is solely for liability arising out of Operator’s activities performed by Operator by or on behalf of Owner and that it may be necessary for Owner to purchase separate policies to cover Owner activities not performed by or on behalf of Operator. In the event that Owner shall obtain any insurance as required under Section 12.1 of this Agreement, other than through the program established by Operator, such insurance policy shall name Owner as the insured party and Operator, its affiliates and subsidiaries and employees as an additional insured by endorsement and Owner's coverage will be primary and noncontributory to coverage carried by the Operator.

12.4.         All insurance policies shall be in such form and with such companies having an A.M. Best’s Rating of A- XV or better and provided Owner has given Operator detailed written notice of such requirements, shall comply with the requirements of any Major Agreement. Insurance may be provided under blanket or master policies covering one or more other hotels operated by Operator or owned by Owner. The portion of the premium for any blanket or master policy which is allocated to the Hotel as an Operating Expense or Fixed Charge shall be determined in an equitable manner by Operator and reasonably approved by Owner and paid out of the Agency Account or, if the funds therein are insufficient, by Owner upon demand therefor by Operator. Such amount shall be determined by a suitable and customary formula applying the specific hotel exposures against appropriate rates to determine the premium allocation for the Hotel.

12.5.         All insurance policies shall specify that they cannot be canceled or materially modified on less than twenty (20) days prior written notice to both Owner and Operator and any additional insureds (or such longer period as may be required under a Major Agreement, provided that Operator has been advised in writing of such period) and shall provide that claims shall be paid notwithstanding any act or negligence of Owner, or Operator unilaterally or on behalf of Owner, including without limitation their respective agents or employees.

12.6.         All insurance policies shall provide, to the extent customarily obtainable from the insurance company providing such insurance, that the insurance company will have no right of subrogation against Owner, Operator any party to a Major Agreement or any of their respective agents, employees, partners, members, officers, directors or beneficial owners.

12.7.         Owner and Operator hereby release one another from any and all liability, to the extent of the waivers of subrogation obtained under Section 12.6 hereof, associated with any damage, loss or liability with respect to which property insurance coverage is provided pursuant to this Article or otherwise.

12.8.         The proceeds of any insurance claim (other than proceeds payable to third-parties under the terms of the applicable policy) shall be paid into the Agency Account to the extent of Owner’s interest therein unless otherwise required by the terms of a Major Agreement.

12.9.         Operator shall have the right to pay for, or reimburse itself for, insurance required under this Article XII out of the Agency Account. Notwithstanding anything to the contrary set forth in this Agreement, Operator shall have no obligation to obtain or maintain any insurance set forth in this Article if funds from Total Operating Revenues or funds otherwise provided by Owner are not made available to Operator to purchase the same.

12.10.       Subject to the provisions of the Budgets and other requirements set forth herein, Operator may act, directly or indirectly, in a brokerage capacity with respect to the insurance required under this Article or as a direct insurer or reinsurer with respect to the same.

ARTICLE XIII

PROPERTY TAXES

13.1.         Provided that funds from Total Operating Revenues or funds otherwise provided by Owner are available, and provided that Operator has received Owner’s Expense Notice, Operator shall pay all Property Taxes on behalf of Owner not less than ten (10) days prior to the applicable delinquency dates. Upon Owner’s request, Operator shall promptly furnish Owner with proof of payment of Property Taxes.

13.2.         Owner may initiate a Tax Contest, and Operator agrees to cooperate with Owner in a Tax Contest and execute any documents or pleadings required for such purpose, provided that the facts set forth in such documents or pleadings are accurate and that such cooperation or execution does not impose any liability on Operator. All costs and expenses incurred by Owner and Operator in connection with a Tax Contest shall be Non-Operating Income and Expenses.

ARTICLE XIV

REPAIRS AND MAINTENANCE

If Owner directly performs or contracts for repair, maintenance, refurbishing, construction or renovations at the Hotel, Owner must coordinate, and require its contractors and subcontractors to coordinate, with Operator including, but not limited to, causing any Owner employees, contractors or subcontractors to comply with safety and security rules of the Hotel and communicate on a regular basis the activities being performed at the Hotel to assure the health, safety and efficient operation of the Hotel and its guests and employees. Owner must comply with all laws, obtain all necessary permits and shall provide Operator copies of any permits prior to commencement of any such activities.

ARTICLE XV

OWNER COVENANTS AND REPRESENTATIONS

15.1.         Owner represents, warrants and covenants that it holds good and marketable fee title or exclusive possessory rights to the Hotel and that it will maintain good and marketable fee title to or possession of the Hotel free of any and all liens, encumbrances or other charges except for easements or encumbrances that do not adversely affect the operation of the Hotel, mortgages or liens for taxes, assessment levies or other public charges not yet due or payable. Owner further hereby represents, warrants and covenants that Owner has the full right and is authorized to use the name of the Hotel and all other trademarks, logos, tradenames, and intellectual property rights used in connection with the operation of the Hotel as contemplated under this Agreement. Owner further covenants and agrees that it shall maintain such right and authorization throughout the Operating Term.

15.2.         Owner covenants and represents that to the knowledge of Owner there are no Hazardous Materials on any portion of the Hotel. Owner agrees that, to the extent any, it has provided Operator with all information and reports regarding the environmental condition of the Hotel and any hazards that are contained in or around the Hotel. Owner shall update Operator immediately upon any change of this information or status of the environmental condition at the Hotel of which Owner becomes aware. Operator hereby agrees to notify Owner of any release of Hazardous Materials on any portion of the Hotel which Operator becomes aware. In the event of the discovery of any Hazardous Materials on any portion of the Hotel of which Owner or Operator becomes aware, Owner shall promptly remove such Hazardous Materials and shall remedy the problem in accordance with all laws, rules and regulations of any governmental authority (provided such release did not result from any action or inaction of Operator for which Operator would be liable under Section 22.1 hereof, but in the case that such release results from such action or inaction by Operator, the removal of such Hazardous Materials shall be the obligation of Operator and Owner shall be indemnified therefor under the terms of Section 22.1 hereof). To the extent set forth in Section 22.2 hereof, Owner shall indemnify, defend and hold Operator harmless from and against all losses, expenses and liabilities (including but not limited to any professional fees incurred by Operator, with prior written approval of Owner, to assess the situation or obtain advice on how to proceed) in the event of a violation of this section by Owner.

15.3.         Each of Owner and Operator represents, warrants and covenants that neither it, nor any of its affiliates (or any of their respective principals, partners or funding sources), is nor will become (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Asset Control as a “specially designated national or blocked person” or similar status, (ii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iii) a person otherwise identified by a government or legal authority as a person with whom Owner or Operator is prohibited from transacting business; (iv) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (v) a person acting on behalf of a government of any country that is subject to an embargo by the United States government. Owner and Operator agree that each will notify the other in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section 15.3 incorrect.

15.4.         Each of Owner and Operator represents, warrants and covenants: (A) that it is familiar with the FCPA, and the purposes of the FCPA, and in particular, the FCPA’s prohibition of the payment or the gift of any item of value, either directly or indirectly, by a company organized under the laws of the United States of America, or any of its states, to an official of a foreign government for the purpose of influencing an act or decision in such person’s official capacity, or inducing such person to use influence with the foreign government to assist a company in obtaining or retaining business for, with, or in that foreign country or directing business to any person or company or obtaining an improper advantage, and (B) that it has not taken, and during the Operating Term it will not take, any action that would constitute a violation of the FCPA or any similar law.

15.5.         Owner represents, warrants and covenants that it is in full compliance with all Major Agreements, that Owner has not received any notice of breach of any of such Major Agreements and that Owner will maintain full compliance with all such Major Agreements during the Operating Term of this Agreement. Owner agrees to promptly provide to Operator copies of any notice of default or breach received under any Major Agreement.

ARTICLE XVI

DAMAGE OR DESTRUCTION; CONDEMNATION

16.1.         If the Hotel is damaged by fire or other casualty, Operator shall promptly notify Owner. Subject to the terms of the Major Agreements, this Agreement shall remain in full force and effect subsequent to such casualty provided that either party may terminate this Agreement upon thirty (30) days prior notice to the other party if (a) Owner shall elect to close the Hotel as a result of such casualty (except on a temporary basis for repairs or restoration) or (b) Owner shall determine in good faith not to proceed with the restoration of the Hotel; provided further, Operator may terminate this Agreement upon thirty (30) days prior notice to Owner if twenty percent (20%) or more of the rooms in the Hotel are unavailable for rental for a period of sixty (60) days or more as a result of such casualty.

16.2.         If all or any portion of the Hotel becomes the subject of a condemnation proceeding or if Operator learns that any such proceeding may be commenced, Operator shall promptly notify Owner upon Operator’s receipt of written notice thereof. Either party may terminate this Agreement on thirty (30) days’ notice to the other party if (a) all or substantially all of the Hotel is taken through condemnation or (b) less than all or substantially all of the Hotel is taken, but, in the reasonable judgment of the party giving the termination notice, the Hotel cannot, after giving effect to any restoration as might be reasonably accomplished through available funds from the condemnation award, be profitably operated as a first-class, full-service hotel.

16.3.         Any condemnation award or similar compensation shall be the property of Owner, provided that Operator shall have the right to bring a separate proceeding against the condemning authority for any damages and expenses specifically incurred by Operator as a result of such condemnation.

ARTICLE XVII

EVENTS OF DEFAULT

17.1.         The following shall constitute events of default:

(a)	If Owner shall fail to provide funding in accordance with Section 7.1, and such default continues for a period of five (5) days after written notice from the Operator;

(b)	If either party shall be in default in the payment of any amount required to be paid under the terms of this Agreement, and such default continues for a period of ten (10) days after written notice from the other party;

(c)	If either party shall be in material default of its obligations under this Agreement that is likely to result in a threat to the health and safety of the Hotel’s employees or guests, then the non-defaulting party may terminate this Agreement upon written notice if such default is not immediately cured;

(d)	If either party shall be in material default in the performance of its other obligations under this Agreement, and such default continues for a period of thirty (30) days after written notice from the other party, provided that if such default cannot by its nature reasonably be cured within such thirty (30) day period, an event of default shall not occur if and so long as the defaulting party promptly commences and diligently pursues the curing of such default;

(e)	If either party shall (i) make an assignment for the benefit of creditors, (ii) institute any proceeding seeking relief under any federal or state bankruptcy or insolvency laws, (iii) institute any proceeding seeking the appointment of a receiver, trustee, custodian or similar official for its business or assets or (iv) consent to the institution against it of any Involuntary Proceeding;

(f)	If an Involuntary Proceeding shall be commenced against either party and shall remain undismissed for a period of sixty (60) days; or

(g)	If Owner shall be in default under the Hotel Lease.

(h)	If Owner or Operator violates Section 15.3 or 15.4 hereof, in which case the non-defaulting party may terminate this Agreement immediately.

17.2.         Unless otherwise stated in Section 17.1 hereof, if any event of default shall occur, the non-defaulting party may terminate this Agreement on five (5) days prior written notice to the defaulting party.

17.3.         The right of termination set forth in Section 17.2 shall not be in substitution for, but shall be in addition to, any and all rights and remedies for breach of contract available in law or at equity.

17.4.         Neither party shall be deemed to be in default of its obligations under this Agreement if and to the extent that such party is unable to perform such obligation as a result of fire or other casualty, act of God, strike or other labor unrest, unavailability of materials, war, terrorist activity, riot or other civil commotion or any other cause beyond the control of such party (which shall not include the inability of such party to meet its financial obligations).

17.5.         Each of the parties hereto irrevocably waives any right such party may have against the other party hereto at law, in equity or otherwise to any consequential damages, punitive damages or exemplary damages.

ARTICLE XVIII

TERMINATION OF AGREEMENT

18.1          Owner may terminate this Agreement in the event of sale of the Hotel (to a bona fide third party that is not affiliated with Owner or Landlord) with no less than sixty (60) days’ prior written notice to Operator and if applicable, payment of the Termination Fee (calculated in accordance with the terms of Section 18.2 hereof). Such notice shall set forth the effective date of termination (“Termination Date”) which shall not be less than sixty (60) days from the date of such notice, as may be extended by any requirements of any applicable law, including, without limitation, any employee notification requirements.

18.2.         Upon termination of this Agreement for sale during the Operating Term, Operator and Owner agree to sign any documents reasonably necessary to effect such termination or change in management for the Hotel and Owner shall pay to Operator all Basic Fees, Accounting Fees, Incentive Fees, reimbursable expenses and other amounts due under this Agreement through the effective date of termination. In addition, if such termination is a result of (i) a default by Owner or (ii) the sale of the Hotel (unless the purchaser retains Operator to operate the Hotel under terms substantially similar to those in this Agreement, as determined by Operator in its sole discretion), Owner shall pay to Operator a Termination Fee calculated as follows:

(a)            If such termination occurs prior to the first (1st) anniversary of the Commencement Date, the Termination Fee shall be an amount equal to the product of (i) the average monthly amount payable under Sections 9.1(a) and (b) (the Basic Fee and the Incentive Fee) during the Operating Term (prior to the effective Termination Date) and (ii) the number of months remaining in the Initial Term (if it occurs during the Initial Term) or the first Extension Term (if it occurs during the first Extension Term); and

(b)            If such termination occurs on or after the first (1st) anniversary of the Commencement Date, no termination fee shall be payable.

Owner’s right to exercise its termination right pursuant to this Section 18.2 is conditioned upon Owner’s payment in full to Operator, prior to the Termination Date, all Basic Fees, Incentive Fees, Accounting Fees, reimbursable expenses and other amounts due under this Agreement through the Termination Date.

18.3.         Operator and Owner agree that upon termination, there may be certain adjustments to the final accounting for which information may not be available at the time of the final accounting and the parties agree to readjust such amounts and make the required cash adjustments when such information becomes available; provided, however, but subject to the provisions of Article XXII hereof, all accounts shall be deemed final one (1) year after termination of the Agreement.

18.4.         No later than five (5) days following the termination of this Agreement, but subject to Section 18.8 hereof, Operator shall transfer to Owner all remaining amounts in the Agency Account and the FF&E Reserve Account.

18.5.         Intentionally Reserved.

18.6.         To the extent permitted by applicable laws, Operator shall cooperate with Owner to assign any permits or licenses to Owner or the subsequent manager or owner; provided that (i) Owner shall give Operator sufficient time to effect such transfers; (ii) Owner shall cooperate and require that the new manager and/or owner to cooperate, with Operator with respect to such transfers; (iii) Owner shall pay or reimburse any costs or expenses, including reasonable attorney fees, incurred by Operator in connection with these efforts.

18.7.         All software and hardware, used at the Hotel which is owned, licensed or proprietary to Operator or its affiliated companies shall remain the exclusive property of Operator. Operator shall have the right to remove such software and hardware, and Owner access to any proprietary systems without compensation to Owner. Owner assumes all liability if Owner uses illegally licensed software.

18.8.         If this Agreement is terminated for any reason, a Termination Reserve shall be established to (i) reimburse Operator for all costs and expenses incurred by Operator in terminating its employees at the Hotel (such as severance pay, unemployment compensation, employment relocation, earned and accrued vacation pay, bonus accruals, estimated tax payments and any other employee liability costs arising out of termination of employment of Operator’s employees at the Hotel); (ii) pay outstanding accounts payable for liabilities and obligations incurred during the Operating Term; and (iii) make any required adjustments as described in Section 18.3 hereof. On or before the effective date of termination, Operator shall provide Owner an estimate of such costs and expenses, based on known liabilities.

18.9.         Owner acknowledges and agrees that (a) Operator will not participate or assist Owner in resisting any union campaign or organization efforts by any union and (b) Operator and its affiliates manage other unionized hotels in New York City area (including any airport markets servicing the New York City or surrounding areas) and organizational efforts by union(s) with respect to the Hotel Employees may affect, disrupt, hinder or interfere with the normal operations at such other hotels managed by Operator and its affiliates. If at any time during the Operating Term, Operator determines that the operations or labor relations at the other hotels managed by Operator and its affiliates, are interfered with, disrupted, hindered or affected as a result of labor relations or labor unrest at the Hotel between the Hotel, its employees or any union (or lack of any collective bargaining agreement in effect for the Hotel), Operator shall have the right, without penalty, to terminate this Agreement by providing to Owner at least one hundred twenty (120) days prior written notice of termination.

ARTICLE XIX

ASSIGNMENT

19.1.         Operator shall not assign or pledge this Agreement without the prior written consent of Owner; provided that, Operator may, without the consent of Owner, assign this Agreement to (a) any entity controlling, controlled by or under common control with Operator (control being deemed to mean the ownership of fifty percent (50%) or more of the stock or other beneficial interest in such entity or the power to direct the day-to-day operations of such entity); (b) any entity which is the successor by merger, consolidation or reorganization of Operator or Operator’s general partner, managing member or parent corporation or (c) the purchaser of all or substantially all of the hotel management business of Operator or Operator’s general partner, managing member or parent corporation; so long as, in the case of an assignment under subsection (a), (b) or (c) above, the assignee has the requisite experience, qualifications and capabilities to perform Operator’s obligations under this Agreement. Should Operator assign this Agreement under subsection (a), (b) or (c) above, Owner agrees to attorn to the assignee. Nothing in this Agreement shall prohibit or be deemed to prohibit any pledge by Operator of the Basic Fee, the Incentive Fee, or any other amounts received by Operator under this Agreement to any lender as collateral security for debt of Operator and/or Operator’s affiliates.

19.2.         Owner shall not assign this Agreement without the prior written consent of Operator; provided that, Owner may assign this Agreement without Operator’s consent to any person or entity acquiring Owner’s fee interest in the Hotel as of the effective date of such acquisition if (a) Owner provides Operator with thirty (30) days prior written notice of such assignment, and (b) such assignee agrees in writing to be bound by this Agreement and assumes in writing all of Owner’s obligations under this Agreement from and after the effective date of such assignment. Notwithstanding the foregoing, Owner shall be permitted, in connection with a financing of the Hotel, to collaterally assign this Agreement and grant a security interest over the Agency Account and FF&E Reserve Account so long as Operator has the opportunity to review, negotiate and approve any documents that Operator is required to execute in connection with such financing, which approval shall not be unreasonably withheld, delayed or conditioned.

19.3.         Upon any permitted assignment of this Agreement and the assumption of this Agreement by the assignee, the assignor shall be relieved of any obligation or liability under this Agreement arising after the effective date of the assignment.

ARTICLE XX

NOTICES

20.1.         Any notice, statement or demand required to be given under this Agreement shall be in writing, sent by certified mail, postage prepaid, return receipt requested, by email transmission or by nationally-recognized overnight courier, receipt confirmed, addressed if to:

Owner:           [                                       ]

Attention:

Email:

Operator:       Rebel Hotel Company LLC

8 The Green, Suite A

Dover, DE 19901

Attention:    Brian Sparacino

Email:            brian.sparacino@rebelhotelco.com

or to such other addresses as Operator and Owner shall designate in the manner provided in this Section 20.1. Any notice or other communication shall be deemed given (a) on the date three (3) business days after it shall have been mailed, if sent by certified mail, (b) on the business day it shall have been sent by email transmission (unless sent on a non-business day or after business hours in which event it shall be deemed given on the following business day), or (c) on the date received if it shall have been given to a nationally-recognized overnight courier service.

ARTICLE XXI

Subordination; ESTOPPELS; recognition

21.1.         Operator acknowledges and agrees that its rights under this Agreement are subject and subordinate to the lien of any first mortgage or deed of trust loan held by an institutional investor, encumbering the Hotel whether now or hereafter existing and the Hotel Lease; provided, however, that (i) Operator shall not be obligated to waive or forbear from receiving, on a current basis and as and when due under this Agreement, any and all fees due to it under this Agreement and (ii) Operator shall not be obligated to waive, or to forbear from exercising (unless and to the extent Operator receives adequate assurance, in Operator's good faith business judgment, that it will be paid or reimbursed for any and all amounts due to Operator under this Agreement during the period of any such forbearance, which period will not exceed sixty (60) days in any event) any right it may have to terminate this Agreement pursuant to Article XVII above. The provisions of this Section 21.1 shall be self-operative but Operator agrees to execute and deliver promptly any document or certificate containing such other terms as may be customary and reasonable confirming such subordination as Owner, the holder of any such lien, or Landlord may reasonably request. Owner and Operator agree that Operator does not have any direct obligation to any such lien holder or Landlord.

21.2.         Owner and Operator agree that from time to time upon the request of the other party or a party to a Major Agreement, it shall execute and deliver within ten (10) days after the request a certificate confirming that this Agreement is in full force and effect, stating whether this Agreement has been modified and supplying such other information as the requesting party may reasonably require.

ARTICLE XXII

INDEMNIFICATION

22.1.         To the fullest extent permitted by law and not otherwise covered by insurance, Operator hereby agrees to indemnify, defend and hold Owner (and Owner’s agents, principals, shareholders, partners, managers, members, officers, directors, employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) that may be incurred by or asserted against any such party and that arise from (a) the fraud, willful misconduct or gross negligence of the off-site employees of Operator, (b) the breach by Operator of any provision of this Agreement caused by the fraud, willful misconduct or gross negligence of the off-site employees of Operator, or (c) any action taken by Operator which is beyond the scope of Operator’s authority under this Agreement.  Owner shall promptly provide Operator with written notice of any claim or suit brought against it by a third party which might result in such indemnification.  Owner shall cooperate with the Operator or its counsel in the preparation and conduct of any defense to any such claim or suit.

22.2.         Except as provided in Section 22.1, to the fullest extent permitted by law and not otherwise covered by insurance, Owner hereby agrees to indemnify, defend and hold Operator (and Operator’s agents, principals, shareholders, partners, members, officers, directors and employees) harmless from and against all liabilities, losses, claims (including, but not limited to Employment Claims) damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses; and any additional tax (excluding any tax that is based on net or gross income of Operator or its affiliates) and interest and penalties thereon) that may be incurred by or asserted against Operator and that arise from or in connection with (a) the performance of Operator’s services under this Agreement, (b) any act or omission (whether or not willful, tortious, or grossly negligent) of Owner or any third party, (c) any liabilities arising from a tax audit whether conducted during or after the Operating Term, or (d) or any other occurrence related to the Hotel and/or Operator’s duties under this Agreement whether arising before, during or after the Operating Term. Operator shall promptly provide Owner with written notice of any claim or suit brought against it by a third party which might result in such indemnification. Operator shall cooperate with the Owner or its counsel in the preparation and conduct of any defense to any such claim or suit.

22.3.         If any action, lawsuit or other proceeding shall be brought against any Indemnified Party hereunder arising out of or based upon any of the matters for which such party is indemnified under this Agreement, such Indemnified Party shall promptly notify the Obligor in writing (which may be in the form of email) thereof and, except in the case of an Employment Claim (which shall be defended by Operator subject to the indemnity set forth in Section 22.2), Obligor shall promptly assume the defense thereof (including without limitation the employment of counsel reasonably selected by Obligor) unless otherwise agreed to by the parties as provided herein, such defense to be subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld (provided, however, by way of illustration and not limitation, it shall be reasonable for the Indemnified Party to deny consent to any settlement that requires the Indemnified Party to admit guilt or liability). The Indemnified Party shall cooperate with the Obligor in the defense of any such action, lawsuit or proceeding, on the condition that the Obligor shall reimburse the Indemnified Party for any out-of-pocket costs and expenses incurred in connection therewith. The Obligor shall have the right to negotiate settlement or consent to the entry of judgment with respect to the matters indemnified hereunder; provided, however, that if any such settlement or consent judgment contemplates any action or restraint on the part of the Indemnified Party, then such settlement or consent judgment shall require the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. In addition to the foregoing, the Indemnified Party shall have the right (at its own expense) to employ separate counsel in any such action and to participate in the defense thereof. An Indemnified Party may settle any action on its own behalf (i.e., with respect to its own liability and with no requirement of Obligor to admit guilt or liability) only with the prior written consent of Obligor, which consent shall not be unreasonably withheld (provided, however, by way of illustration and not limitation, it shall be reasonable for Obligor to deny consent to any settlement that requires Obligor to expend funds in an amount Obligor determines in good faith is inappropriate so long as the Indemnified Party remains adequately protected at all times). In the event that Obligor fails to use reasonable efforts to defend or compromise any action, lawsuit or other proceeding for which an Indemnified Party is indemnified hereunder or as the parties may agree, the Indemnified Party may, at Obligor’s expense and without limiting Obligor’s liability under the applicable indemnity, assume the defense of such action and the Obligor shall pay the charges and expenses of such attorneys and other persons on a current basis within thirty (30) days of submission of invoices or bills therefor. In the event the Obligor is Owner and Owner neglects or refuses to pay such charges, Operator may pay such charges out of the Agency Account and deduct such charges from any amounts due to Owner, or add such charges to any amounts due to Operator from Owner under this Agreement. If Operator is the Obligor and Operator neglects or refuses to pay such charges, the amount of such charges shall be deducted from any amounts due to Operator under this Agreement.

22.4.         The provisions of this Article shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Operating Term.

ARTICLE XXIII

MISCELLANEOUS

23.1.         Owner and Operator shall execute and deliver all other appropriate supplemental agreements and other instruments, and take any other action necessary to make this Agreement fully and legally effective, binding, and enforceable as between them and as against third parties; provided, however, that neither party shall be required to execute any other document or instrument or perform any other action that would materially increase its liability or decrease its rights under this Agreement.

23.2.         This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding all prior agreements or undertakings, oral or written. Owner acknowledges that in entering into this Agreement, Owner has not relied on any projection of earnings, statements as to the possibility of future success, or other similar matter which may have been prepared by Operator.

23.3.         The headings of the titles to the articles of this Agreement are inserted for convenience only and are not intended to affect the meaning of any of the provisions hereof.

23.4.         A waiver of any of the terms and conditions of this Agreement may be made only in writing and shall not be deemed a waiver of such terms and conditions on any future occasion.

23.5.         This Agreement shall be binding upon and inure to the benefit of Owner and Operator and their respective successors and permitted assigns.

23.6.         This Agreement shall be construed, both as to its validity and as to the performance of the parties, in accordance with the laws of the state of New York without reference to its conflict of laws provisions.

23.7.         This Agreement may be executed in any number of counterparts each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. Signatures on this Agreement delivered by facsimile shall be deemed to be original signatures for all purposes of this Agreement.

23.8.         Except as otherwise expressly provided in this Agreement, any dispute or claim between the Owner and Operator arising under, out of, or in connection with this Agreement, or the breach, termination or validity thereof, shall be submitted to final and binding arbitration in New York, New York, administered by JAMS in accordance with its Streamlined Arbitration Rules and Procedures in effect at that time (or, if JAMS is no longer in existence, then administered by National Arbitration and Mediation (“NAM”), in accordance with NAM’s Comprehensive Dispute Resolution Rules and Procedures, and if NAM is no longer in existence, then administered by the American Arbitration Association under the Expedited Procedures of its Commercial Arbitration Rules in effect at that time). The arbitrator selected pursuant to such rules and procedures shall be referred to in this Agreement as the “JAMS Arbitrator.” Owner and Operator agree that: (i) the speedy resolution of any disputes or claims between them pursuant to this arbitration clause is a mutual and material inducement to enter into this Agreement; (ii) the unsuccessful party in such arbitration shall pay the successful party all costs and expenses reasonably incurred by the successful party, including reasonable attorney’s fees and disbursements, and shall pay any fees and disbursements due to JAMS and the JAMS Arbitrator and, to the extent the “successful” party cannot be clearly identified, each party shall bear its own costs and expenses and the parties shall each pay fifty percent (50%) of any fees and disbursements due to JAMS and the JAMS Arbitrator; (iii) arbitration pursuant to this arbitration clause is intended to be the sole and exclusive dispute resolution mechanism of the parties concerning this Agreement, and in no event shall either party have the right to bring any action at law or in equity or otherwise seeking damages or any other relief with respect to any such dispute or claim; and (iv) this arbitration clause and all awards hereunder are to be enforced in the United States District Court for the Southern District of New York or, if (but only if) such court does not have jurisdiction, then in New York Supreme Court, New York County. This Section 23.8 shall not preclude Owner or Operator from seeking provisional remedies from a court of appropriate jurisdiction. The JAMS Arbitrator shall be bound by the provisions of this Agreement and shall not have the power to add to, subtract from or otherwise modify such provisions. The JAMS Arbitrator shall consider only the specific issues submitted to him/her for resolution, and shall be directed to make a determination as to the successful party or a specific determination that there is no successful party.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Operator and Owner have duly executed this Agreement the day and year first above written.

[Name of Owner]

By:
Name:
Title:

REBEL HOTEL COMPANY LLC

By:
Name:	Brian Sparacino
Title:	CEO

DEFINITION ANNEX

“Accounting Fee” – shall mean the accounting fee paid by Owner to Operator for its accounting services pursuant to Section 9.2. The Accounting Fee shall be increased (but not decreased) annually on the first day of each succeeding Fiscal Year by the same percentage as any percentage increase in the CPI from the first day of the prior Fiscal Year through the first day of such succeeding Fiscal Year; provided, however, such increases shall not exceed more than two percent (2%) for any Fiscal Year.

“Adjusted Gross Operating Profit” – shall mean, for the period in question, the amount, if any, by which Total Operating Revenues exceed the sum of Operating Expenses and the Basic Fee.

“Agency Account” – shall mean, collectively, one or more accounts bearing the name of the Hotel where all funds received by Operator in the operation of the Hotel are deposited.

“Agreement” – shall mean the Hotel Management Agreement.

“Approval Period” – shall mean defined as set forth in Section 4.1.

“Basic Fee” – shall mean the base management fee paid by Owner to pursuant to Section 9.1.

“Budgets” – shall mean the Operating Budget, the Capital Budget, and such other reports or projections as Owner may reasonably request and to which Operator agrees in writing. As used in this Agreement, any reference to “compliance with the Budgets” or “subject to the Budgets” or similar phrases shall include all variances to the Budgets permitted under Section 8.5.

“Building” – shall mean a building with                           guest rooms, restaurant(s), lounge(s), fitness center and conference and meeting rooms.

“Capital Budget” – shall mean a capital budget setting forth in reasonable line-item detail proposed capital projects and expenditures for the Hotel including but not limited to FF&E expenditures which, if any, will be expensed in the then current Fiscal Year in accordance with GAAP.

“Centralized Services” – shall mean each and any of the revenue management, sales and marketing, operations supervision and oversight, IT Services and other similar related services more efficiently provided on a group and centralized basis, as are made available generally to similar properties managed by Operator.

“CPI” – shall mean the Consumer Price Index - All Urban Consumers (U.S. City Average) (1982-1984 =100), or any successor index thereto appropriately adjusted.

“Commencement Date” – shall be                                                              .

“Controlling Ownership Transfer” shall mean any transfer in the ownership interest of Owner that by itself or when combined with any prior transfers results in either (i) a transfer of fifty percent (50%) or more of the ownership interest in Owner, or (ii) the loss of the right to direct or control the management of the day-to-day operations of Owner, in each case whether directly or indirectly through an intermediate member or shareholder of Owner.

“Covered Employees” – shall mean defined as set forth in Section 4.5.

“Emergency Expenses” – shall mean expenses, regardless of amount, which in Operator’s good faith judgment are immediately necessary to protect the physical integrity or lawful operation of the Hotel or the health or safety of its occupants.

“Employment Claim” – shall mean any claim based upon a violation or alleged violation of the Employment Laws.

“Employment Insurance” – shall mean Employment Practices Liability Insurance.

“Employment Laws” – shall mean any federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees affecting labor union activities, civil rights or employment in the United States, including, without limitation, the Civil Rights Act of 1870, 42 U.S.C. §1981, the Civil Rights Acts of 1871, 42 U.S.C. §1983 the Fair Labor Standards Act, 29 U.S.C. §201, et seq., the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq., as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq., the Rehabilitation Act, 29 U.S.C. §701, et seq., the Americans With Disabilities Act of 1990, 29 U.S.C. §706, 42 U.S.C. §12101, et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 301, et seq., the Equal Pay Act, 29 U.S.C. §201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq., and any regulations promulgated pursuant to such statutes (as amended from time to time, and together with any similar laws now or hereafter enacted).

“Employment Policies” – shall mean the policies, procedures and programs for the Hotel relating to the employment of Hotel Employees, including wage, benefits and severance policies. The Employment Policies shall be reasonably designed to effect compliance with the Employment Laws and shall be consistent with industry standards from time to time for reputable hotel management companies.

“Extension Term” – shall mean defined as set forth in Article II.

“FCPA” – shall mean the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 778dd-2.

“FF&E” – shall mean the furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures and hotel equipment and vehicles.

“FF&E Reserve Account” – shall mean an account established for a reserve for replacements, substitutions and additions to the FF&E.

“Fiscal Year” – shall mean each twelve (12) consecutive calendar month period or partial twelve (12) consecutive calendar month period within the Operating Term commencing on January 1st (or, with respect to the first year of the Operating Term, the Commencement Date) and ending on December 31st (or, with respect to the last year of the Operating Term, the expiration or earlier termination of the Operating Term) unless Owner and Operator otherwise agree.

“GAAP” – shall mean generally accepted accounting principles in the United States.

“Guest Data” – shall mean defined as set forth in Section 8.1.

“Hazardous Materials” – shall mean any substance or material identified by any law, rule or regulation as being hazardous to the health and safety of guests or employees and requiring the monitoring, clean up or removal of such substance.

“Hotel” – shall mean the hotel known as “                                                  ”.

“Hotel Employees” – shall mean the on-site staff of the Hotel.

“Hotel Lease” – shall mean as defined in the recitals of this Agreement.

“Incentive Fee” – shall mean defined as set forth in Section 9.1(b).

“Indemnified Party” – shall mean any party to this Agreement required to be indemnified by an Obligor under this Agreement.

“Initial Term” – shall mean defined as set forth in Article II.

“Installations” – shall mean the mechanical systems and built-in installations of the Building including, but not limited to, heating, ventilation, air conditioning, electrical and plumbing systems, elevators and escalators, and built-in laundry, refrigeration and kitchen equipment.

“Interview Notice” – shall mean defined as set forth in Section 4.1.

“Involuntary Proceeding” – shall mean any of the following instituted against a party by any other person or entity: (i) assignment for the benefit of creditors, (ii) proceeding seeking relief under any federal or state bankruptcy or insolvency laws, or (iii) proceeding seeking the appointment of a receiver, trustee, custodian or similar official for such party’s business or assets.

“IT Fees” – shall mean the costs and fees payable to Operator and third-party providers for services and equipment pursuant to Section 6.3 and as described in Exhibit A.

“IT Services” – shall mean defined as set forth in Section 6.3.

“Labor Matters” – shall mean defined as set forth in Section 4.5.

“Leases” – shall mean the leases, licenses and concession agreements for stores, office space and lobby space at the Hotel (including without limitation, car rental counters and gift shops) and commercial space, if any, that is adjacent to or otherwise part of the Hotel (including without limitation, rooftop antennas).

“Major Agreements” – shall mean the Hotel Lease, any mortgage, deed of trust and/or hotel franchise agreement (as any of the same may be amended, modified or supplemented from time to time) applicable to the Hotel.

“Management Fees” – shall mean defined as set forth in Section 9.1(c).

“Minimum Working Capital” – shall mean an amount equal to the sum of (i) payroll and employment-related expenses, including payroll taxes, for the Hotel Employees, (ii) sales and use taxes, (iii) franchise fees (if applicable), all as set forth in the, and (iv) all other Operating Expenses, for a period of forty (45) days, as contemplated in the Budget and as such amount may be modified from time to time by the Monthly Cash Flow Forecast.

“Monthly Cash Flow Forecast” – shall mean a monthly cash flow forecast for the Hotel with projections for the next 90-day period.

“Monthly Reports” – shall mean, collectively, with respect to each month during the Operating Term (a) a balance sheet as of the last day of such month; (b) a source and use of funds statement for such month; (c) an income and expense statement for such month, including departmental details; (d) Monthly Cash Flow Forecast; and (e) such other monthly reports as Owner may reasonably request and to which Operator agrees in writing. The Monthly Reports for the last month of a Fiscal Year shall include year-end unaudited financial statements.

“Multi-Property Programs” – shall mean certain group purchasing, maintenance, service or other contracts with respect to the Hotel.

“Necessary Expenses” – shall mean expenses, regardless of amount, that are necessary for the continued operation of the Hotel in accordance with the requirements of any Major Agreement and the operational standards set forth in this Agreement and which are not within the reasonable control of Operator (including, but not limited to, those for insurance, taxes, utility charges and debt service).

“Non-Operating Income and Expenses” – shall mean the cost of the following items relating to the Hotel or its facilities which are properly attributable under the Uniform System to the period in question:

(i)             Property Taxes;

(ii)            Insurance against physical damage to the Hotel;

(iii)           Any payments made into the FF&E Reserve Account; and

(iv)           Ground lease expenses (if any).

“Obligor” – shall mean the party required to provide indemnification under this Agreement.

“Operating Budget” – shall mean an operating budget setting forth in reasonable line-item detail the projected income from and expenses of all aspects of the operations of the Hotel.

“Operating Equipment” – shall mean the chinaware, glassware, silverware, linens, and other items of a similar nature.

“Operating Expenses” – shall mean all costs and expenses of maintaining, conducting and supervising the operation of the Hotel and all of its facilities which are properly attributable under the Uniform System to the period in question and such other costs and expenses identified below.

A.            Operating Expenses shall include, without limitation:

(i)	The cost of all Operating Equipment and Operating Supplies;

(ii)	Salaries and wages of Hotel Employees, including costs of payroll taxes, employee benefits and severance payments. The salaries or wages of off-site employees of Operator or its affiliates shall not be Operating Expenses, provided that if it becomes necessary for an off-site employee of Operator or an affiliate to temporarily perform services at the Hotel of a nature normally performed by Hotel Employees, his or her salary (including payroll taxes and employee benefits) for such period only as well as his or her traveling expenses shall be Operating Expenses and reimbursed to Operator; provided, however, such amounts should be limited to the amount that would be paid to a person hired for such position at the Hotel;

(iii)	The cost of all other goods and services obtained in connection with the operation of the Hotel including, without limitation, heat and utilities, laundry, landscaping and exterminating services and office supplies;

(iv)	The cost of all non-capital repairs to and maintenance of the Hotel;

(v)	Insurance premiums (or the allocable portion thereof in the case of blanket policies) for all insurance maintained under Section 12.2 and losses incurred on any self-insured risks (including deductibles);

(vi)	All taxes, assessments, permit fees, inspection fees, and water and sewer charges and other charges (other than income or franchise taxes) payable by or assessed against Owner with respect to the operation of the Hotel, excluding Property Taxes;

(vii)	Legal fees and fees of any independent certified public accountant for services directly related to the operation of the Hotel and its facilities;

(viii)	All expenses for advertising the Hotel and all expenses of sales promotion and public relations activities;

(ix)	All out-of-pocket expenses and disbursements reasonably incurred by Operator, pursuant to, in the course of, and directly related to, the management and operation of the Hotel under this Agreement, which fees and disbursements shall be paid out of the Agency Account or paid or reimbursed by Owner to Operator upon demand. Without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, facsimile, air express and other incidental expenses and any fees or expenditures required for Operator to operate the Hotel in the given jurisdiction, but, except as otherwise provided in this Agreement, shall not include any of the regular expenses of the central offices maintained by Operator, other than offices maintained at the Hotel for the management of the Hotel. Operator shall maintain and make available to Owner invoices or other evidence supporting such charges;

(x)	The Accounting Fee and any fees or tax levied on those charges by the local jurisdiction;

(xi)	Periodic payments made in the ordinary course of business under any applicable franchise agreement;

(xii)	Any other item specified as an Operating Expense in this Agreement; and

(xiii)	Any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System unless specifically excluded under the provisions of this Agreement.

B.             Operating Expenses shall not include:

(i)	Amortization and depreciation;

(ii)	The making of or the repayment of any loans or any interest thereon;

(iii)	The costs of any alterations, additions or improvements which for Federal income tax purposes or under the Uniform System or GAAP must be capitalized and amortized over the life of such alteration addition or improvement;

(iv)	Payments on account of any equipment lease that is to be capitalized under GAAP;

(v)	Payments under any ground lease, space lease or easement agreement;

(vi)	Payments into or out of the FF&E Reserve Account; or

(vii)	Any item defined as a Non-Operating Income or Expense.

“Operating Supplies” – shall mean the stock and inventories of paper supplies, cleaning materials and similar consumable items and food and beverage.

“Operating Term” – shall mean defined as set forth in Article II.

“Operator” – shall mean Rebel Hotel Company LLC.

“Operator Rebates” – shall mean defined as set forth in Section 6.2.

“Opportunity Expenses” – shall mean any third-party operating expenses which are commercially desirable to be incurred in order to obtain unbudgeted Hotel revenue in the ordinary course of operating the Hotel in accordance with the then current business plan provided that such unbudgeted revenue is sufficient in Operator’s professional judgment to offset such expenses.

“Owner” - shall mean [                       ].

“Owner Expenses” – shall mean fixed expenses (e.g., debt service, ground lease payments, capital costs, etc.) that Owner requests Operator to pay on behalf of Owner from the Agency Account.

“Owner’s Expense Notice” – shall mean Owner’s written request and direction (including copies of any material agreements) for Operator to pay Owner Expenses.

“Property Taxes” – shall mean real estate taxes, assessments, personal property taxes and any other ad valorem taxes imposed on or levied in connection with the Hotel, the Installations and the FF&E.

“Required Approvals” – shall mean defined as set forth in Section 3.4(k).

“Tax Contest” – shall mean contesting the validity or amount of any Property Tax.

“Termination Date” – shall mean defined as set forth in Section 18.1.

“Termination Reserve” – shall mean a reserve/escrow established, if this Agreement is terminated for any reason, from Total Operating Revenues (or if not available, funded by Owner immediately prior to termination of this Agreement).

“Total Operating Revenues” – shall mean:

A. All income, revenue and proceeds resulting from the operation of the Hotel and all of its facilities (net of refunds and credits to guests and other items deemed “Allowances” under the Uniform System) which are properly attributable under the Uniform System to the period in question. Subject to subsection (B) below, Total Operating Revenues shall include, without limitation, all amounts derived from:

(i)            The rentals of rooms, banquet facilities and conference facilities;

(ii)	The sale of food and beverage whether sold in a bar, lounge or restaurant, delivered to a guest room, sold through an in-room facility or vending machines, provided in meeting or banquet rooms or sold through catering operations, including for any events held off-site of Hotel premises;

(iii)	Charges for admittance to or the use of any parking facilities, recreational facilities or any entertainment events at the Hotel;

(iv)            Rentals paid under Leases;

(v)	Charges for other Hotel services or amenities, including, but not limited to, telephone service, in-room movies, laundry services and spa services; and

(vi)	The gross revenue amount on which the proceeds of business interruption or similar insurance are determined, with respect to any period for which such proceeds are received.

B.             Total Operating Revenues shall not include:

(i)	Sales or use taxes or similar governmental impositions collected by Owner or Operator;

(ii)            Proceeds of insurance except as set forth in subsection (A) above;

(iii)	Proceeds of the sale or condemnation of the Hotel, any interest therein or any other asset of Owner not sold in the ordinary course of business, or the proceeds of any loans or financings;

(iv)            Capital contributed by Owner to the Hotel;

(v)	The receipts of any tenant, licensee or concessionaire under a Lease;

(vi)	Tips, services charges and other gratuities paid to Hotel Employees (unless otherwise provided for under the Uniform System, in which case, the items set forth in this (vi) shall still be excluded from Total Operating Revenue for purposes of calculating management fees and amounts to be deposited into the FF&E Reserve Account); and

(vii)	Deposits or advanced payments for rooms, functions or events at the Hotel or to be performed by the Hotel, which have not yet been earned.

“Uniform System” – shall mean the “Uniform System of Accounts” (Eleventh Revised Edition 2014, as further revised from time to time) as adopted by the American Hotel and Motel Association of the United States and Canada.

“Union” – shall mean defined as set forth in Section 4.5.

“Union Agreement” – shall mean defined as set forth in Section 4.5.

“WARN Act” – shall mean the Worker Adjustment and Retraining Notification Act and/or any similar state or local laws (together with all rules and regulations promulgated thereunder and including without limitation any such state or local laws).